Exhibit 10.24

SPRINGLEAF HOLDINGS, INC.
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on October 12, 2015 (the “Agreement Date”), to be effective as of the Effective Date (as defined below), by and among Springleaf Holdings, Inc., a Delaware corporation (“Springleaf” and, collectively with its Affiliates (including Springleaf General Services Corporation), the “Company”), Springleaf General Services Corporation (the “Employer”) and Scott T. Parker (“Executive”), and solely for purposes of Section 4(d) hereof, Springleaf Financial Holdings, LLC, a Delaware limited liability company (“SFH”). Where the context permits, references to the “Company” shall include the Company and any successor of the Company.
W I T N E S S E T H:
WHEREAS, Springleaf and the Employer, on the terms and subject to the conditions more fully set forth in this Agreement, desire to employ Executive as Executive Vice President of Springleaf effective as of the business day mutually agreed upon between Springleaf, the Employer and Executive, but in any event not later than November 15, 2015 (such business day, the “Effective Date”), and as the Chief Financial Officer of Springleaf (the “CFO”) effective as of the later of (i) the Effective Date or (ii) the business day following the date on which Springleaf files with the Securities Exchange Commission its quarterly report on Form 10-Q for the period ending September 30, 2015 (the “Appointment Date”).
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
1.SERVICES AND DUTIES. Subject to Section 3 hereof, Executive shall, pursuant to the terms of this Agreement, be employed by the Employer as Executive Vice President of Springleaf from and after the Effective Date and as the CFO from and after the Appointment Date, shall have the duties, responsibilities, functions and authority that are normally associated with such offices, and shall report directly to the Chief Executive Officer of Springleaf (the “CEO”). During the Term (as defined in Section 3), Executive shall be a full-time employee of the Employer and shall dedicate all of Executive’s working time to the Company, and shall have no other employment or business ventures which are undisclosed to the Company or which conflict with Executive’s duties under this Agreement. Executive shall perform such duties consistent with his executive positions hereunder as are required by the CEO from time to time, including (A) commencing on the Appointment Date, as the CFO, making any required certifications under the Sarbanes-Oxley Act of 2002 and any applicable Securities and Exchange Commission rules and regulations (provided that such certifications are, in Executive’s good faith determination, true and accurate), and signing any management representation letters requested by the Company's independent auditor (provided that the information set forth in such letters are, in Executive’s good faith determination, true and accurate), and (B) such other duties that are normally associated with Executive’s position, together with such additional lawful duties, commensurate with Executive’s position, as may be assigned to Executive from time to time by the CEO. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) participating in trade associations or industry organizations which are related to the business of the Company or engaging in charitable, civic, religious, or political activities, (ii) engaging in personal and family investment activities that do not give rise to any conflicts of interest with the Company or (iii) subject to prior approval of the CEO, accepting directorships unrelated to the Company that do not give rise to any conflicts of interests with the Company, in each case so long as the interests in (i), (ii) and (iii) above do not interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder, including the restrictive covenants set forth in Section 7 hereof (the “Restrictive Covenants”) or the restrictive covenants set forth in any other agreement between Executive and the Company or to which Executive is a party or any other ongoing obligation to which Executive is subject. The Employer and Springleaf acknowledge and approve the current activities of Executive as set forth on Schedule 1 hereto. Notwithstanding the foregoing, this Agreement shall terminate and shall have no force and effect in the event that Executive has not commenced employment hereunder on or prior to November 15, 2015.

2.     LOCATION. The principal location of Executive’s employment with the Employer shall be at the Company’s offices in the Greenwich/Stamford, Connecticut area. Executive understands and agrees that Executive may be required to travel extensively in performing Executive’s duties, which such travel may include frequent trips to the Company’s other offices.
3.     EMPLOYMENT TERM. Executive’s employment under the terms and conditions of this Agreement shall commence on the Effective Date. Such employment shall continue for an initial term ending on December 31, 2019 (the “Initial Term”) and shall be automatically extended for successive one-year terms (each, a “Renewal Term”), unless Executive or the Employer has given written notice of non-renewal to the other no less than ninety (90) days prior to the expiration of the Initial Term or a Renewal Term, as the case may be. The Initial Term and any Renewal Terms are collectively referred to as the “Term.” Notwithstanding the above, the Term shall expire immediately upon the termination of Executive’s employment pursuant to Section 6 hereof. For the avoidance of doubt, upon the expiration of the Term, except as otherwise provided in Section 10(g) hereof, the parties’ rights and obligations hereunder, other than with respect to the provisions set forth in Sections 5(e), 6, 7, 9 and 10 hereof, shall expire. Following the expiration of the Term, any continued employment of Executive shall be deemed “at-will.”
4.     COMPENSATION.
(a)    Base Compensation. In consideration of Executive’s performance of his duties under this Agreement, the Employer shall pay (and Springleaf shall cause the Employer to pay) Executive a base salary in the amount of four hundred thousand dollars ($400,000) per annum (the “Base Compensation”), payable in such installments as the Employer pays its other executive officers (but not less frequently than each calendar month), subject to customary employee contributions (as similarly made by other executive officers of the Employer) to any health, welfare and/or retirement programs in which Executive is enrolled. The Base Compensation may be increased from time to time at Springleaf’s sole discretion.
(b)    Annual Bonus. In addition to the Base Compensation, during the Term Executive shall be eligible to receive a bonus (the “Annual Bonus”) under the Company’s annual performance incentive program, provided that Executive shall receive a minimum cash bonus of one million three hundred fifty thousand dollars ($1,350,000) per year in respect of each of calendar years 2015 and 2016 (each, a “Minimum Annual Bonus”), subject in each case to the reasonable performance objectives agreed upon between the CEO and Executive each year. The Annual Bonus (other than the amount of any Minimum Annual Bonus, which shall be paid entirely in cash) shall be paid in cash and/or equity awards in the same proportions as paid to other Springleaf executives, which awards will be subject to the terms and conditions of the Springleaf Holdings, Inc. 2013 Omnibus Incentive Plan, as it may be amended from time to time, or any successor thereto (the “Equity Plan”), and the applicable award agreements thereunder to which Executive is a party. The Annual Bonus (including any Minimum Annual Bonus) shall be paid or awarded, as applicable, to Executive when bonuses are normally paid in the year following the end of the calendar year to which it relates, provided that (except as otherwise set forth in Section 6 hereof) Executive is an active employee of the Company at the time of, and has not given or received notice of termination of employment prior to, the date on which such Annual Bonus (including any Minimum Annual Bonus) is paid, but not later than March 15th of such year.
(c)    Initial Grant Restricted Stock Units. Effective as of the Effective Date, Executive shall receive a one-time grant under the Equity Plan of that number of service-based restricted stock units (“S-RSUs”) as shall total $5,600,000 as set forth in more detail in the applicable restricted stock unit award agreement, a form of which is attached hereto as Exhibit A (the “S-RSU Award Agreement”), which shall vest in four (4) equal installments on each of the first four (4) anniversaries of the Effective Date, provided that Executive is an active employee of the Company on, and has not given or received notice of termination of employment prior to, such dates. The S-RSUs granted pursuant to this Section 4(c) shall be subject to, and governed by, the Equity Plan and the S-RSU Award Agreement.
(d)    Incentive Units. Effective as of the Agreement Date, Executive shall receive a grant of partnership profits interests in SFH (the “Series B-2 Incentive Units”), entitling Executive to receive one percent (1%) of all distributions made in excess of the value on the business day prior to the Agreement Date of the shares of Springleaf common stock held in the Series B Account (as defined in the Second Amended and Restated Limited Liability Company Agreement of Springleaf Financial Holdings, LLC (the “LLC Agreement”)). The Series B-2 Incentive Units granted pursuant to this Section 4(d) shall be subject to, and governed by, the LLC Agreement, as amended in the form attached hereto as Exhibit B, the applicable joinder agreement, a form of which is attached hereto as Exhibit C, and the applicable unit purchase agreement, a form of which is attached hereto as Exhibit D. This Agreement  is intended to be a part of the “partnership agreement” of SFH, as defined in Section 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”).
(e)    Withholding. All taxable compensation payable to Executive shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.
5.     BENEFITS AND PERQUISITES.
(a)    Retirement and Welfare Benefits. During the Term, Executive shall be eligible to participate in all benefit plans made available to Springleaf’s executive officers. The benefits shall be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and shall be governed in all respects in accordance with the terms of such plans as from time to time in effect. Nothing in this Section 5(a), however, shall require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive.
(b)    Paid Time Off. During the Term, Executive shall be eligible to participate in the paid time off policy generally applicable to the Springleaf’s executive officers, as it may be amended from time to time.
(c)    Reimbursement of Expenses. The Employer shall (and Springleaf shall cause the Employer to) reimburse Executive for any expenses reasonably incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including business travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(d)    Relocation Benefits. Executive shall be eligible to receive the relocation benefits set forth on Schedule 2 hereto, in compliance with such rules and policies relating thereto as the Company may from time to time adopt. In addition, the Employer shall (and Springleaf shall cause the Employer to) reimburse Executive in an amount not to exceed $4,000 per month for a maximum of twelve (12) months for any expenses incurred by Executive for temporary housing or lodging in the Greenwich/Stamford, Connecticut area prior to Executive’s permanent relocation to such area, provided that such per-month amount may be adjusted by the Employer in its good faith discretion upon Executive’s request.
(e)    Indemnification; Officer and Director Liability Insurance. During the term of Executive’s employment by the Employer (whether during the Term or after the end of the Term), the Company will continue to maintain the officer and director liability insurance policy currently in effect (which, upon the Effective Date, will cover Executive), and the Company, in its sole discretion, will determine the appropriate limits, level and coverage of officer and director liability insurance from time to time. Springleaf hereby acknowledges that its articles and bylaws currently provide for indemnification of its officers to the fullest extent permitted under Delaware law.
6.     TERMINATION. Upon any termination of Executive’s employment with the Employer, Executive (or, in the event of the Executive’s death, his devisee, legatee, or other designee or, if there be no such designee, to his estate) shall be entitled to receive the following: (i) any earned but unpaid Base Compensation (to be paid as provided in Section 4(a)); (ii) reimbursement for reimbursable expenses incurred by Executive prior to the date of termination in accordance with Sections 5(c) and 5(d) hereof (other than unpaid relocation benefits); (iii) vested and accrued benefits, if any, to which Executive may be entitled hereunder or under the Company’s employee benefit plans as of the date of termination; and (iv) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company, including the Equity Plan or any such plan, program, agreement or arrangement relating to equity or equity-based awards (the amounts and benefits described in clauses (i) through (iv) above, collectively, the “Accrued Benefits”); provided that, for purposes of Section 6(b) hereof, “Accrued Benefits” shall also include any unpaid relocation benefits incurred by Executive prior to the date of termination in accordance with Section 5(d) hereof. Except as otherwise provided herein, Accrued Benefits under this Section 6 shall be paid in accordance with the Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable. During any notice period required under this Section 6, (A) Executive shall remain employed by the Employer and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the CEO may direct Executive not to report to work, and (C) Executive shall only undertake such actions on behalf of the Company as expressly directed by the CEO. For purposes of this Agreement, a transfer of Executive’s employment among the Employer, any direct or indirect parent of SFH or Springleaf, or any entity controlled directly or indirectly by SFH or Springleaf, shall not be deemed to be a termination of Executive’s employment, and the entity to which Executive’s employment is transferred shall thereafter be deemed to be the Employer for purposes of this Agreement.
(a)    Termination by the Employer for Cause or Voluntarily by Executive. The Term and Executive’s employment hereunder may be terminated (i) by the Employer for Cause (as defined below), effective thirty (30) days following the date Executive receives written notice to such effect (which notice includes a detailed description of Executive’s actions or omissions constituting Cause), provided that Executive has not corrected any actions or omissions constituting Cause during such 30-day period, if such actions or omissions are capable of correction or (ii) voluntarily by Executive at any time, effective on the later of (A) sixty (60) days following the date on which a written notice to such effect is delivered to the Employer (or its successors) or (B) the completion of the fiscal quarter during which a written notice to such effect is delivered to the Employer (or its successors). If Executive’s employment hereunder is terminated during the Term by the Employer for Cause or voluntarily by Executive, Executive shall not be entitled to any further compensation or benefits other than the Accrued Benefits. If Executive terminates his employment for Good Reason (as defined below), such termination shall be deemed involuntary by Executive.
(b)    Termination by the Employer without Cause or by Executive for Good Reason. The Term and Executive’s employment hereunder may be terminated by the Employer at any time without Cause or by Executive for Good Reason, effective thirty (30) days following the date on which a written notice to such effect is delivered to Executive or the Employer, as applicable. If Executive’s employment hereunder is terminated during the Term by the Employer other than for Cause, and other than due to Executive’s death or Disability (as defined below), or by Executive for Good Reason, then Executive shall be entitled to (1) the Accrued Benefits and (2) upon Executive’s execution of a separation agreement containing a general release of claims in a form acceptable to Springleaf (the “Release”), and the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination, and provided that Executive is in continued compliance with the Restrictive Covenants or the restrictive covenants set forth in any other employment- or compensation-related agreement between Executive and the Company or to which Executive is a party:
(1)    The continuation of Executive’s then-current Base Compensation, to be paid in equal installments in accordance with the regular payroll practices of the Company for twelve (12) months, commencing on the first payroll date following the date of termination, but with the first actual payment to be made on the sixtieth (60th) day following the date of termination, which payment shall consist of all amounts otherwise payable to Executive pursuant to this subsection (1) between the date of termination and the sixtieth (60th) day following the date of termination;
(2)     Any earned but unpaid Annual Bonus for the calendar year immediately preceding the termination (the “Prior Year Bonus”);
(3)    If such termination occurs on or prior to December 31, 2016, the Annual Bonus for the year in which such termination occurred, provided that if such termination occurs on or after January 1, 2016 but prior to March 5, 2016, such payment will be pro-rated based on the number of days in which Executive served as an employee during such year (the “Current Year Bonus”); and
(4)    If such termination occurs on or after January 1, 2017, an amount equal to the average Annual Bonus earned in respect of the three years completed prior to the year of termination, provided that if Executive has not received three Annual Bonuses or if there were no Annual Bonuses paid with respect to any of the three years prior to the year of termination, such average shall be calculated with respect to the lesser number of years for which Executive received a non-zero Annual Bonus, pro-rated based on the number of days in which Executive served as an employee during such year (a “Pro-Rata Bonus”), to be paid at such time as bonuses are normally paid in accordance with the normal practices of the Company with regard to paying bonuses or making payments under the Equity Plan as applicable to similarly situated executives. Notwithstanding the foregoing, if the Company is subject to the provisions of Section 162(m) of the Code, and intends that amounts payable under the Annual Bonus provision or the Equity Plan are to qualify as “qualified performance-based compensation” under Section 162(m) of the Code, the Pro-Rata Bonus shall be determined based on the performance objectives (as contemplated pursuant to Section 4(b)) for the year in which the termination occurs and shall be paid at the time bonuses are paid to employees generally.
(c)    Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability prior to the end of the Term, Executive (or Executive’s beneficiary or estate, as applicable) shall be entitled to (i) the Accrued Benefits and (ii) upon Executive’s (or his estate’s) execution of the Release, and the expiration of the applicable revocation period with respect to such Release within sixty (60) days following the date of termination (or, if later, within twenty (20) days of the date on which Executive’s executor is first appointed and empowered to execute the Release), and provided that Executive is in continued compliance with the Restrictive Covenants or the restrictive covenants set forth in any other employment- or compensation-related agreement between Executive and the Company or to which Executive is a party, the Prior Year Bonus and, as applicable, the Current Year Bonus or the Pro-Rata Bonus, the latter to be paid at such time as bonuses are normally paid in accordance with the normal practices of the Employer with regard to paying bonuses or making payments under the Equity Plan as applicable to similarly situated executives.
(d)    Executive Severance Plan. Executive shall be eligible to participate in the Springleaf Holdings, Inc. Executive Severance Plan (the “Severance Plan”), provided that any payment and benefits payable to Executive under the Severance Plan shall be reduced by the amount of any payments payable to Executive pursuant to the terms of this Section 6 (other than this Section 6(d)).
(e)    Definitions. For purposes of this Agreement:
“Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
“Cause” means (i) Executive’s continued failure to substantially perform his duties hereunder (other than as a result of death or Disability or absence due to temporary illness or incapacity protected by law); (ii) Executive’s dishonesty in the performance of his duties (other than de minimis acts or omissions); (iii) Executive’s, indictment, conviction or entering of a plea of nolo contendere for a crime constituting (x) a felony or (y) a misdemeanor involving moral turpitude; (iv) Executive’s willful malfeasance or willful misconduct in connection with the performance of his duties hereunder (other than de minimis acts or omissions); (v) any illicit or unauthorized act or omission which is materially injurious to the financial condition or business reputation of the Company; or (vi) Executive’s commission of any breach of the Restrictive Covenants; provided, however, that discharge pursuant to clauses (i) or (vi) will not constitute discharge for “Cause” unless Executive has received written notice from the Employer stating the nature of such breach and affording him an opportunity to correct fully the act(s) or omission(s), if such a breach is capable of correction, described in such notice within thirty (30) days following his receipt of such notice. For the avoidance of doubt, “poor performance” will not constitute Cause.
“Disability” means Executive’s receiving long-term disability benefits under the Company’s long-term disability plan for a period of not less than three (3) months by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or Executive’s  failure or inability to perform his duties hereunder on a full time basis with reasonable accommodation by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
“Good Reason” shall mean any of the following events if the event is effected by the Employer without Executive’s consent: (i) a material reduction in Executive’s position with Springleaf which materially reduces Executive’s level of responsibility, title or authority with or in the Company, and such reduction has not been corrected by the Company within fifteen (15) days after receipt of written notice thereof from Executive, (ii) any material breach by the Employer or Springleaf of their respective obligations under this Agreement (including, without limitation, a material reduction in the Base Compensation), and such breach has not been corrected by either of them within thirty (30) days after written notice thereof from Executive, or (iii) the relocation of Executive’s principal place of employment more than sixty (60) miles from the Greenwich/Stamford, Connecticut area. Notwithstanding the foregoing, no such event shall constitute Good Reason unless (A) Executive has given written notice of the proposed termination for Good Reason to the Company, and provided the Company with reasonable details of the circumstances giving rise to such Good Reason, not later than ninety (90) days following the initial occurrence of such event and (B) Executive terminates his employment within thirty (30) days after the conclusion of any applicable cure period.
(f)    Resignation as Officer. Upon a termination of employment for any reason, Executive shall resign each position (if any) that Executive then holds as an officer of the Company. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
7.     COVENANTS. Executive understands that the Company is continuously involved in the development, receipt, use and refinement of information that is proprietary, confidential or that has significant commercial value. Executive acknowledges that such information is essential to the Company’s successful business operations and that disclosure to third parties or other unauthorized use may cause material harm to the Company.
(a)    Confidentiality.
(1)    For purposes of this Agreement, the term “Proprietary Information” includes any information acquired by Executive as a consequence of, or in connection with, Executive’s employment with the Company or his access to the Company’s systems or communications, whether written, electronic, oral, or in any other medium or form. Without limiting the foregoing, Proprietary Information also includes all confidential information of and confidential matters (whether made available before or after the date hereof) relating to the Company’s business or the Company, or such information or matters relating to any third parties which the Company is obligated to keep confidential. The restrictions contained herein shall not apply to, and the term “Proprietary Information” shall not include, any information or material which (i) is or becomes generally available to the public other than by unauthorized disclosure by Executive in violation of this Agreement or other obligation of confidentiality, (ii) which Executive can prove by documentary evidence he already knew prior to his employment or retention by the Company, or (iii) becomes available on a non-confidential basis from a third party not under an obligation to any person to keep such information confidential.
(2)    Without prejudice to or limitation on any other confidentiality obligation imposed by law, Executive agrees to keep secret and retain in strictest confidence all Proprietary Information, and not to use such information for Executive’s benefit or the benefit of others, except in connection with the business and affairs of the Company. Executive shall not disclose Proprietary Information to any person or use Proprietary Information in any way except (a) as required or otherwise appropriate in the course of his duties to the Company, (b) to assist the Company on Company matters, or (c) if required by law or legal process.

(3)    All memoranda, notes, lists, records, property and any other products or documents (and all copies and excerpts thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by Executive or made available to Executive, during or in connection with his employment with the Company and concerning the business of the Company, shall at all times be the property of the Company and shall be delivered to the Company (i) at any time upon its request, or (ii) upon Executive’s separation from employment with the Company.
(b)    Intellectual Property.
(1)    Executive agrees that all “Company Materials” (defined below) shall be deemed “work made for hire” by the Company as the “author” and owner to the extent permitted by United States copyright law. To the extent (if any) that some or all of the Company Materials do not constitute “work made for hire,” Executive hereby irrevocably assigns to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all of his right, title and interest in and to such Company Materials (including without limitation any and all copyright rights, patent rights and trademark rights and goodwill associated therewith). Executive also hereby irrevocably grants to the Company for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, a royalty-free, world-wide, perpetual, nonexclusive license to use any Prior Materials (defined below) in connection with use by the Company of any Company Materials incorporating such Prior Materials. The provisions of this paragraph will apply to all Company Materials, whether or not further development or reduction to practice may take place after the termination of Executive’s employment or retention by the Company. “Materials” means all articles, reports, documents, memoranda, notes, other works of authorship, data, databases, discoveries, designs, developments, ideas, creative works, improvements, inventions, know-how, processes, computer programs, software, source code, techniques and useful ideas of any description whatsoever (or portions thereof).
(2)    “Company Materials” means all Materials that Executive makes or conceives, or has made or conceived, solely or jointly, during the period of Executive’s retention by or employment with the Company, whether or not patentable or subject to copyright, trademark or similar statutes, which either (i) are substantially related to the current or anticipated business or activities of the Company (which includes any business operated by any fund managed by the Company or any of its Affiliates during or prior to the period of Executive’s retention by or employment with the Company); (ii) fall within Executive’s responsibilities while retained by or employed with the Company; or (iii) are otherwise developed by Executive through the use of Proprietary Information or the Company’s equipment, software, or other facilities or resources at time during which Executive has been a consultant, or employee (temporary or otherwise) of the Company. “Prior Materials” means any Materials in which Executive has any ownership or license (with the right to grant sublicenses) rights or interest that came into existence prior to his retention by or employment with the Company that Executive incorporates during the period of such employment or retention in any manner into any Company Materials.
(3)    During Executive’s employment with the Company (and thereafter on reasonable notice to Executive and at reasonably convenient times for Executive), Executive will execute and deliver to the Company any and all further documents or instruments and do any and all further acts which the Company reasonably requests in order to perfect, confirm, defend, police and enforce the Company’s intellectual property rights in the Company Materials; provided, however, with respect to such post-employment period Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance.

(c)    Non-Competition.
(1)    Executive shall not, directly or indirectly, during his employment with the Company, provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected in a business venture with, any business, individual, partner, firm, corporation, or other entity that directly or indirectly competes with (i) the Company or (ii) any direct or indirect parent of Springleaf, other than Fortress Investment Group LLC or any indirect parent of Springleaf that is a private investment fund, alternative asset company or related managed account managed by Fortress Investment Group LLC.
(2)    Executive agrees not to and shall not, directly or indirectly, for twelve (12) months following the date of termination of employment for any reason, provide consultative services to, own, manage, operate, join, control, be employed by, participate in, or be connected with, any business, individual, partner, firm, corporation, or other non-bank entity that directly or indirectly competes with the Company in the business of direct consumer non-real estate finance and credit insurance anywhere in the United States. This provision shall apply, if applicable, notwithstanding any provision of a Company policy to the contrary.
(3)    Notwithstanding the foregoing, the following shall not be deemed a violation of this Agreement: the “beneficial ownership” by Executive, directly or indirectly, either individually or as a member of a “group” (as such terms are used in Rule 13d of the general rules and regulations under the Securities Exchange Act of 1934) of stock, but not more than five percent (5%) of the voting stock, of any public company.
(d)    Non-Solicitation.
(1)    Executive shall not, directly or indirectly, during his employment with the Company and for twenty-four (24) months following the effective date of his termination for any reason, either (x) solicit or encourage any employee, consultant, independent contractor or other service provider of the Company (or knowingly assist any other person in so soliciting, encouraging, enticing or inducing) for the purpose of interfering with or encouraging them to terminate their relationship with the Company, (y) hire any person who has left the employment of, or has ceased providing services to, the Company during the immediately preceding one-year period without the prior written consent of the Company, or (z) disrupt, damage, impair or interfere with business of the Company by raiding Company employees; provided that the foregoing shall not preclude general advertisements not specifically directed at any such persons.
(2)    Executive shall not, directly or indirectly, during his employment with the Company and for twenty-four (24) months following the effective date of his termination for any reason, whether for his own account or for the account of any other person, firm, corporation or other business organization, directly, or indirectly by assisting others, solicit any business from any of the clients or customers, or prospective clients or customers, of the Company with whom Executive had material contact during the last two (2) years of his employment with the Company, for the purpose or effect of interfering with, disrupting, reducing, adversely effecting or encouraging them to terminate their relationship with the Company; provided that the foregoing shall not preclude general advertisements not specifically directed at any such clients or customers, or prospective clients or customers. As used in the previous sentence, “material contact” means dealt with, supervised or coordinated dealings with, did work related to, obtained confidential information concerning, or had resultant earnings on.

(e)    Mutual Non-Disparagement.
(1)    During Executive’s employment with the Company and at all times thereafter, Executive shall not, except to the extent required by law or legal process, make any statement (whether oral or written) that disparages or reflects negatively on the Company or any of its officers, directors or partners.
(2)    At all times following termination of Executive’s employment with the Company, the Company shall not make, and shall use good faith efforts to not permit its executive officers or directors to make, any statement (whether oral or written) that disparages or reflects negatively on Executive, except to the extent required by law, legal process or applicable securities considerations.
(f)    Enforcement. If Executive commits a breach of, or is about to commit a breach of, any of the provisions in this Section 7, the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.
(g)    Acknowledgment. The Company and Executive acknowledge that (i) the type and periods of restrictions imposed by this Agreement are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company and its legitimate business interests and the goodwill associated with its business; (ii) the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties, represented by legal counsel; and (iii) because of the nature of the business engaged in by the Company and the fact that investors can be and are serviced and investments can be and are made by the Company wherever they are located, Executive acknowledges and agrees that the geographic limitation is reasonable. If any provision of this Section 7, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements in this Agreement are distinct and severable.
8.     ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and their successors and assigns. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign its rights and obligations hereunder, in whole or in part, to any of the Company’s Affiliates or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the assignor’s obligations hereunder (in which case the assignee shall become the “Employer” hereunder).

9.     SECTION 409A. The intent of the parties is that payments and benefits under this Agreement either be exempt from or comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of Executive’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code, Executive shall not be considered to have terminated employment until Executive has incurred a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (which shall be interpreted by (i) using “49 percent” in lieu of “20 percent” for purposes § 1.409A-1(h)(1)(ii), and (ii) using “50 percent in lieu of “80 percent” for purposes of §1.409A-1(h)(3)). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent any payments or benefits payable under this Agreement on account of Executive’s termination of employment constitute a deferral of compensation subject to Section 409A of the Code and Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of his separation from service, any amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following an Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year and the right to reimbursement of in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code. If any party hereto determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Employer and Springleaf shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the parties hereto determine are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (1) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, or (2) comply with the requirements of Section 409A of the Code; provided, however, the foregoing does not create an obligation on the part of the Employer or Springleaf to adopt any such amendment, policy or procedure or take any such other action, nor shall the Employer or Springleaf have any liability for failing to do so. Executive shall be solely responsible for the payment of any taxes and penalties imposed on him under Section 409A of the Code.
10.    GENERAL.
(a)    Notices. Any notices provided hereunder must be in writing and shall be deemed effective when delivered personally (including personal delivery by telecopy), one (1) business day after being sent by a overnight courier for next business day delivery, or the third (3rd) business day after mailing by first class mail to the recipient at the address indicated below (or such other persons or such other addresses as may be designated in writing by a party to the other party in the manner provided herein for giving notice).

To Springleaf or the Employer:
Springleaf Holdings, Inc.
601 NW 2nd St.
Evansville, IN 47708
Attn: John Anderson, General Counsel

with a copy which shall not constitute notice to:
Springleaf Holdings, Inc.,
601 NW 2nd St.
Evansville, IN 47708
Attn: Jay Levine, CEO
To Executive:
At the address shown in the Employer’s personnel records
(b)    Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
(c)    Entire Agreement. This document, together with the Exhibits and schedules hereto, and all restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party, constitute the final, complete, and exclusive embodiment of the entire agreement and understanding among the parties related to the subject matter hereof, except as otherwise explicitly set forth in this Agreement, and supersedes and preempts any prior or contemporaneous understandings, agreements, term sheets, prior drafts or representations by or between the parties, written or oral.
(d)    Counterparts. This Agreement may be executed on separate counterparts, any one (1) of which need not contain signatures of more than one (1) party, but all of which taken together will constitute one and the same agreement.
(e)    Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
(f)    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Connecticut without giving effect to principles of conflicts of law of such state.
(g)    Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h)    Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(i)    Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
(j)    Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
(k)    Arbitration. Executive acknowledges that the Company has in place the Springleaf Finance Employment Dispute Resolution Plan (“EDR Plan”) that applies to all employment disputes between the Company and its employees. Except as necessary for the Company to specifically enforce or enjoin a breach of this Agreement, the parties agree that any and all disputes between or among them arising in connection with or relating to this Agreement, Executive’s services on behalf of the Company, or the termination of such services, shall be subject to the EDR Plan, as amended from time to time, including binding arbitration of any of the foregoing claims or disputes related to executive’s employment with the Company or this Agreement. Executive further agrees that the appropriate venue for any proceeding under the EDR Plan shall be in Evansville, Indiana. The arbitration obligation under this provision extends to any and all claims that may arise by and between the parties or their subsidiaries, Affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action relating to compensation, including incentive-based compensation payable hereunder or otherwise and any equity-based compensation, for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law; provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Notwithstanding the foregoing, neither the Company nor Executive shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of a proceeding under the EDR Plan, as amended, including without limitation, with respect to any dispute relating to the Restrictive Covenants or any restrictive covenants in any and all agreements between Executive and the Company or to which Executive is a party.

11.    EXECUTIVE REPRESENTATION AND ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer, that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder, and that Executive is not subject to any prior confidentiality, non-solicit or non-compete agreement that would inhibit, negatively impact or bar Executive from performing his duties under this Agreement other than previously disclosed by Executive.
[Signature Page Follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the Agreement Date.
SPRINGLEAF HOLDINGS, INC.

By: /s/ Jay N. Levine
Name: Jay N. Levine
Title: Chief Executive Officer & President

SPRINGLEAF GENERAL SERVICES CORPORATION

By: /s/ Jay N. Levine
Name: Jay N. Levine
Title: Chief Executive Officer & President

SPRINGLEAF FINANCIAL HOLDINGS, LLC (solely for purposes of Section 4(d) hereof)

By: /s/ Randal A. Nardone
Name: Randal A. Nardone
Title: President

EXECUTIVE

/s/ Scott T. Parker
Scott T. Parker

[Signature Page to Parker Employment Agreement]

Schedule 1
CURRENT ACTIVITIES

1.    Member of Advisory Board of Staple Street Capital.

[End of Schedule 1]

Schedule 2
RELOCATION BENEFITS

Pursuant to Section 5(d) hereof, Executive shall be eligible to receive the following standard benefits:

Standard Benefits:
Relocation Allowance* - $5,000
Household Goods - rental truck or moving company
In-Transit Expenses (final trip)
Spousal Assistance - 3 Months Outplacement Benefits
Realtor Tour - 1 Day
Sale of Current House - Closing Costs (BVO)
New Home Closing Costs*

*	Indicates taxable payments that will be grossed up. Amounts shown are the net amounts.

provided that, Executive may choose to opt out of the foregoing and instead the receive the following lump sum payments:

Team Member Opt Out Benefits:
Instead of home sale - 3.5% of value*
Instead of home purchase - 1.5% of price*

*	Indicates taxable payments that will be grossed up.

[End of Schedule 2]

EXHIBIT A
FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE SPRINGLEAF HOLDINGS, INC.
2013 OMNIBUS INCENTIVE PLAN

This Award Agreement (this “RSU Award Agreement”), dated as of [__________], 2015 (the “Date of Grant”), is made by and between Springleaf Holdings, Inc., a Delaware corporation (the “Company”), and Scott T. Parker (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Springleaf Holdings, Inc. 2013 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”). Where the context permits, references to the Company shall include any successor to the Company.

1. Grant of Restricted Stock Units. The Company hereby grants to the Participant [_________]1 restricted stock units (the “RSUs”), subject to all of the terms and conditions of this RSU Award Agreement and the Plan.

2. Form of Payment. Except as otherwise provided in the Plan or in Section 8 hereof, each RSU granted hereunder shall represent the right to receive one (1) share of Common Stock (a “Share”), which shall be issued to the Participant pursuant to the applicable schedule set forth in Exhibit A hereto.

3. Restrictions.

(a) The RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Section 3(c) until the lapse of the Restricted Period (as defined below) and any additional requirements or restrictions contained in this RSU Award Agreement or in the Plan have been otherwise satisfied, terminated or expressly waived by the Company in writing.

(b) Unless the Restricted Period is previously terminated in accordance with Section 3(c), the Shares subject to the RSUs shall become issuable hereunder (provided, that such issuance is otherwise in accordance with federal and state securities laws) in accordance with the applicable provisions set forth in Exhibit A hereto (the period prior to Share issuance, the “Restricted Period”).

(c) Except as otherwise provided under the terms of the Plan or in Exhibit A hereto, if the Participant’s employment is terminated for any reason (the “Termination”), this RSU Award Agreement shall terminate and all rights of the Participant with respect to RSUs that have not vested shall immediately terminate. Except as otherwise provided under the terms of the Plan or in Exhibit A hereto, the RSUs that are subject to restrictions upon the date of Termination shall be forfeited without payment of any consideration, and neither the Participant nor any of the Participant’s successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs.

4. Voting and Other Rights. The Participant shall have no rights of a stockholder (including the right to distributions or dividends) until Shares are issued following vesting of the Participant’s RSUs; provided, that with respect to the period commencing on the date an RSU becomes vested and ending on the date the Shares subject to such RSU are issued pursuant to this RSU Award Agreement, the Participant shall be eligible to receive an amount equal to the product of (i) the number of Shares to be delivered as a result of such vesting, and (ii) the amount of cash distributed with respect to an outstanding Share during

1 Note to Draft: To be determined by dividing (x) $5,600,000 by (y) the closing stock price of the Company’s common stock on the last trading day prior to the Effective Date (as defined in the Employment Agreement).

such period, which amount shall be paid to the Participant on the date such Shares are issued. No interest or other earnings will be credited with respect to such payment.

5. RSU Award Agreement Subject to Plan. This RSU Award Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall govern.

6. No Rights to Continuation of Employment. Nothing in the Plan or this RSU Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

7. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from the Shares otherwise issuable hereunder or other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the payment of any RSU.

8. Section 409A Compliance. The intent of the parties is that the payments and benefits under this RSU Award Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this RSU Award Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company and its Affiliates for purposes of this RSU Award Agreement until the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this RSU Award Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this RSU Award Agreement, to the extent that any payment (including Share delivery) is to be made upon a separation from service and such payment would result in the imposition of any individual penalty tax and late interest charges imposed under Section 409A of the Code, such payment shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). The Company makes no representation that any or all of the payments and benefits under this RSU Award Agreement comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments or benefits. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

9. Governing Law. This RSU Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

10. RSU Award Agreement Binding on Successors. The terms of this RSU Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

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11. No Assignment. Notwithstanding anything to the contrary in this RSU Award Agreement, neither this RSU Award Agreement nor any rights granted herein shall be assignable by the Participant.

12. Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

13. Severability. Should any provision of this RSU Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Award Agreement. Moreover, if one or more of the provisions contained in this RSU Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14. Entire RSU Award Agreement. This RSU Award Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

15. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

16. Counterparts; Electronic Signature. This RSU Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Your electronic signature of this RSU Award Agreement shall have the same validity and effect as a signature affixed by your hand.

17. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

18. Set-Off. The Participant hereby acknowledges and agrees, without limiting rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, the number of Shares due to the Participant under this RSU Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this RSU Award Agreement as of the date set forth above.

SPRINGLEAF HOLDINGS, INC.

By ____________________________

Print Name: _____________________

Title: __________________________

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The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing RSU Award Agreement.

PARTICIPANT

Signature ____________________

Print Name: Scott T. Parker

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EXHIBIT A

Vesting Schedule:

The RSUs granted hereunder shall vest in equal installments as follows, conditioned, in each case, on the Participant’s continued employment with (i) the Company, (ii) any direct or indirect parent of Springleaf Financial Holdings, LLC, (iii) any subsidiary of Springleaf Financial Holdings, LLC or (iv) any other entity controlled directly or indirectly by Springleaf Financial Holdings, LLC (as applicable, the “Employer”) as of the applicable vesting date:

(1) on the first anniversary of the Effective Date: 25% of the RSUs covered by this grant;
(2) on the second anniversary of the Effective Date: 25% of the RSUs covered by this grant;
(3) on the third anniversary of the Effective Date: 25% of the RSUs covered by this grant; and
(4) on the fourth anniversary of the Effective Date: 25% of the RSUs covered by this grant,

provided that, for purposes of this paragraph, “Effective Date” shall have the meaning set forth in the Participant’s employment agreement dated October 12, 2015, by and between the Company and its affiliates, Springleaf General Services Corporation, the Participant, and solely for certain purposes, Springleaf Financial Holdings, LLC.

Any notice period following the date on which the Participant gave or received notice of termination of employment shall be disregarded for purposes of the vesting of the RSUs, and vesting shall cease on the date such notice was given or received.

Shares relating to such RSUs shall be delivered to the Participant within six (6) months following the applicable vesting date indicated above (each, a “Scheduled Vesting Date”), but in no event later than December 31 of the calendar year in which such applicable Scheduled Vesting Date occurs.

Notwithstanding the foregoing:

(i) in the event of a termination by the Employer of the Participant’s employment without Cause (except for such termination which follows Disability and it being understood that relocation of no more than sixty (60) miles shall in no event be considered a termination without Cause), the RSUs scheduled to vest on the next Scheduled Vesting Date following such termination of employment shall vest, effective on such next Scheduled Vesting Date, and Shares relating to such RSUs shall be issued within six (6) months following such next Scheduled Vesting Date; but in no event later than December 31 of the calendar year in which such next Scheduled Vesting Date occurs; provided, however, that all such RSUs shall be forfeited and no Shares shall be delivered unless the Participant (A) executes and delivers to the Company (and does not revoke) a separation and release agreement in a form satisfactory to the Company (a “Separation Agreement”) within sixty (60) days following such termination and continues to comply with the Separation Agreement and (B) acknowledges that the remainder of the RSUs shall be forfeited; and

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(ii) in the event of the death or Disability of the Participant, all of the then unvested RSUs shall vest as of the date of such death or Disability, and Shares relating to such additional RSUs shall be issued within six (6) months following such date, but in no event later than December 31 of the calendar year in which such event occurs; provided, however, that all such RSUs shall be forfeited and no Shares shall be delivered unless the Participant (or the Participant’s representative or estate, as applicable) executes and delivers to the Company (and the related revocation period expires) a Separation Agreement (or, in the event the RSUs vest upon the Disability of the Participant, a release of claims in a form satisfactory to the Company) within sixty (60) days following the date of the Participant’s death or Disability, as applicable (but in no event later than December 15 of the year of the Participant’s death or Disability) and continues to comply with the Separation Agreement or release of claims, as applicable.

[End of Exhibit A]

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